News Media Contact: Mary Ann Kabel
Mobile: 937-608-4030

For Immediate Release:

AES United States Strategic Business Unit announces resignation of DP&L and IPL President and CEO

DAYTON, Ohio – May 13, 2020 – The AES Corporation (NYSE: AES) United States Strategic Business Unit announced today that its US Utilities President and CEO Vince Parisi has resigned to spend more time with his family, who reside in the Columbus, Ohio area. Parisi, who is the President and CEO of and The Dayton Power and Light Company (DP&L) and Indianapolis Power & Light Company (IPL), will depart effective June 5, 2020.

“I thank Vince for his thoughtful leadership, customer centric approach and focus on our Indianapolis and Dayton communities,” said Lisa Krueger, AES United States Strategic Business Unit President. “We will continue to deliver safe, reliable and affordable energy service to our customers and invest in the communities we serve.”

Parisi joined AES a year ago, bringing executive leadership experience from various Ohio-based energy companies. During his tenure at DP&L and IPL, he led projects driving strategic growth and transformation at both utilities and charged his teams with providing the highest level of customer service.

“Leaving AES is a bittersweet decision, but it is the best choice for my family and me at this time,” Parisi said. “I value the talented team at AES and the friendships I made here and, in the Dayton, and Indianapolis communities. I wish everyone at AES my best as they continue to accelerate the future of energy.”
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About AES and The Dayton Power and Light Company
The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2019 revenues were $10 billion and we own and manage $34 billion in total assets. To learn more, please visit www.aes.com.  Follow AES on Twitter @TheAESCorp.

The Dayton Power and Light Company is the principal subsidiary of DPL Inc. (DPL), a regional energy provider and an AES company. DPL’s primary subsidiaries include The Dayton Power and Light Company, AES Ohio Generation, LLC (AES Ohio Gen), and Miami Valley Insurance Company (MVIC).The Dayton Power and Light Company, a regulated electric utility, provides service to over 525,000 customers in West Central Ohio; AES Ohio Gen co-owns a merchant generation facility; and MVIC, a captive insurance company, provides insurance services to DPL and its subsidiaries. Connect with DP&L at www.twitter.com/dpltoday, www.linkedin.com/company/dayton-power-and-light, and at www.facebook.com/DPLToday.

Media Contact:
Mary Ann Kabel
The Dayton Power and Light Company
Mobile: 937-608-4030
mary.kabel@aes.com

Gail Chalef
Senior Manager, Global Press and Media Relations
AES Corporation
Mobile: 703-682-6428
gail.chalef@aes.com